                              EXHIBIT 12

   RATIO  OF  EARNINGS  TO  FIXED  CHARGES
   PER  REGULATION  S-K  229.503  (ITEM  503)

                                                                                                     BEFORE
                                                                                                    ACCT  CHG
                                                                                DECEMBER             DECEMBER         DECEMBER
                                                                                  1993                 1993             1992
                                                                                -------               -------          -------
     Earnings:
        Pre-Tax  Income                                                   1.    89,289                  89,289           97,689
            Accounting  Change                                                 (37,764)                      -                -
        Add:  Fixed  Charges                                                    11,989                  11,989           10,780
        Less:  Interest  Capitalization                                         (1,108)                 (1,108)            (753)
                                                                          ------------                 -------          -------
                           Total  Earnings  (Loss)                              62,406                 100,170          107,716
                                                                          ============                 =======          =======


     Fixed  Charges:
        Interest  Expense                                                       10,081                  10,081            9,227
        Interest  Capitalization                                                 1,108                   1,108              753
        Interest  Portion  of
          Rental  Expense                                                          800                     800              800
                                                                          ------------                 -------          -------

            Total  Fixed  Charges                                               11,989                  11,989           10,780
                                                                          ============                 =======          =======


            Total  Earnings  (Loss)                                             62,406                 100,170          107,716


     Divided  By:
          Total  Fixed  Charges                                                 11,989                  11,989           10,780
                                                                          ------------                 -------          -------


            Ratio                                                                 5.21                    8.36             9.99

                       1.          Pre - tax  effect  of  FASB  106,  accounting  for  retiree benefits.

   Note:      Preferred  dividends  are  excluded.  Amortization  of  debt expense and discounts and premiums were deemed immaterial  to  the  above  calculation.  Interest  portion of rental expense are conservative estimates based on actual  amounts  from  prior  years.

